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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                   EXULT, INC.
                                   -----------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)


                                    302284104
                                    ---------
                                 (CUSIP Number)


                                 OCTOBER 1, 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_]     Rule 13d-1(b)
             [_]     Rule 13d-1(c)
             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP NO. 302284104             SCHEDULE 13G                       Page  2 of 11

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1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

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Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               00

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  3 of 11

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1.       Name of Reporting Person           General Atlantic Partners 54, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  4 of 11

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1.       Name of Reporting Person           General Atlantic Partners 57, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  5 of 11

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1.       Name of Reporting Person           General Atlantic Partners 60, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  6 of 11

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1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        New York

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  7 of 11

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1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 302284104             SCHEDULE 13G                       Page  8 of 11


                  This Amendment No. 3 to Schedule 13G (the "Amendment") is filed by the undersigned to amend and restate in its entirety Amendment No. 2 to
Schedule 13G, dated as of February 14, 2003, which amended and restated in its entirety Amendment No. 1 to Schedule 13G, dated as of February 8, 2002, which amended and restated in its entirety Schedule 13G, dated as of February 13, 2001, with respect to the shares of common stock, par value $0.0001 per share (the "Common Stock"), of Exult, Inc. (the "Company").

Item 1.      (a)    NAME OF ISSUER

                    Exult, Inc.

             (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    121 Innovation Drive, Suite 200
                    Irvine, CA 92612

Item 2.      (a)    NAMES OF PERSONS FILING

                    General Atlantic Partners, LLC ("GAP")
                    General Atlantic Partners 54, L.P. ("GAP 54")
                    General Atlantic Partners 57, L.P. ("GAP 57")
                    General Atlantic Partners 60, L.P. ("GAP 60")
                    GAP Coinvestment Partners, L.P. ("GAPCO")
                    GAP Coinvestment Partners II, L.P.  ("GAPCO II", and
                        together with GAP, GAP 54, GAP 57, GAP 60 and GAPCO, the "Reporting Persons")

             (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    c/o General Atlantic Service Corporation
                    3 Pickwick Plaza
                    Greenwich, CT 06830

             (c)    CITIZENSHIP

                    GAP      -  Delaware
                    GAP 54   -  Delaware
                    GAP 57   -  Delaware
                    GAP 60   -  Delaware
                    GAPCO    -  New York
                    GAPCO II -  Delaware

             (d)    TITLE OF CLASS OF SECURITIES

                    Common Stock, par value $0.0001 per share (the "Shares")

             (e)    CUSIP NUMBER

                    302284104

CUSIP NO. 302284104             SCHEDULE 13G                       Page  9 of 11


Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. On October 1, 2004, as a result of the consummation of the Agreement and Plan of Merger, dated as of June 15, 2004, by and among the Company, Hewitt Associates, Inc. ("Hewitt"), and Eagle Merger Corp., a wholly-owned subsidiary of Hewitt, the Reporting Persons ceased to own any Shares.

Item 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON

                    Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not applicable.

Item 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not applicable.

Item 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not applicable.

Item 10.            CERTIFICATION

                    Not applicable.

CUSIP NO. 302284104             SCHEDULE 13G                       Page 10 of 11



                                   SIGNATURES


                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated October 4, 2004

                                    GENERAL ATLANTIC PARTNERS, LLC


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact



                                    GENERAL ATLANTIC PARTNERS 54, L.P.

                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact



                                    GENERAL ATLANTIC PARTNERS 57, L.P.

                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact



                                    GENERAL ATLANTIC PARTNERS 60, L.P.

                                    By: General Atlantic Partners, LLC,
                                        its General Partner


                                        By: /s/ Thomas J. Murphy
                                            -----------------------------------
                                            Name:   Thomas J. Murphy
                                            Title:  Attorney-in-Fact

CUSIP NO. 302284104             SCHEDULE 13G                       Page 11 of 11



                                    GAP COINVESTMENT PARTNERS, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact



                                    GAP COINVESTMENT PARTNERS II, L.P.


                                    By: /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact